Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statement on Form N-2 (No. 333-230014) of PennantPark Investment Corporation of our report dated December 22, 2022, relating to the consolidated financial statements of Ram Energy Holdings LLC as of and for the year ended September 30, 2022, which appears in this Annual Report on Form 10-K/A.

/s/ BDO USA, LLP

Houston, Texas

December 22, 2022